Exhibit 2.0

THIS FIRST SUPPLEMENTAL TRUST INDENTURE is made as of July 12, 1999.
BETWEEN:
CAMECO CORPORATION, a corporation incorporated under the laws of Canada and having its registered office at the City of Saskatoon, in the Province of Saskatchewan (hereinafter referred to as the “Company”),
-and -
CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada and duly authorized to carry on the trust business in each province of Canada (hereinafter referred to as the “Trustee”).
WHEREAS in and by a trust indenture (hereinafter called the “Indenture”) made as of the 12th day of July, 1999, between the Company and the Trustee provision was made for issuance of Debentures of the Company in one or more series, unlimited as to aggregate principal amount but issuable only upon the terms and subject to the conditions and limitations therein provided;
AND WHEREAS pursuant to an underwriting agreement dated July 5, 1999, among the Company and the underwriters named therein, the Company has agreed to create and issue pursuant to the Indenture and this First Supplemental Trust Indenture a series of Debentures, in aggregate principal amount of $100,000,000 to be designated as the 6.90% Debentures, Series A due July 12, 2006;
AND WHEREAS this First Supplemental Trust Indenture is executed pursuant to all necessary authorization and resolutions of the Company to authorize the creation, issuance and delivery of the said Debentures and to establish the terms, provisions and condition thereof;
AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not by the Trustee;
NOW, THEREFORE THIS INDENTURE WITNESSES that it is hereby agreed and declared as follows:
ARTICLE 1: ISSUANCE OF DEBENTURES
1.1 Limit of Issue and Designation of Debentures
The Company hereby creates and agrees to issue a series of Debentures (the “Debentures”) pursuant to the Indenture and this First Supplemental Trust Indenture to be designated as the “6.90% Debentures, Series A due July 12, 2006,” which shall consist of, and be limited to, an aggregate principal amount of One Hundred Million Dollars ($100,000,000) in lawful money of Canada.
1.2 Terms of Debentures
The Debentures shall be dated July 12, 1999, shall bear interest (“Interest”) from that date at the rate of 6.90% per annum calculated and payable semi-annually in arrears (after as well as before maturity and after as well as before default with interest on overdue interest at the said rate) on January 12 and July 12 in each year (each an “Interest Payment Date”), commencing January 12, 2000 and shall mature on July 12, 2006. Interest for the period from July 12, 1999 to January 12, 2000 will be $34.50 for each $1,000 principal amount of Debentures. The record date for the payment of Interest shall be the close of business on the tenth Business Day preceding the relevant Interest Payment Date.
The Company, at least two Business Days prior to an Interest Payment Date, shall deliver or cause to be delivered by prepaid mail, by courier or by an employee of the Company to registered holders of Debentures, post-dated cheques for interest due thereon (less any tax required by law to be deducted or withheld) payable to the order of the registered holders thereof and negotiable on the Interest Payment Date. The Company may, at its option, cause the amount of such interest to be paid to one or more registered holders thereof by way of electronic transfer of funds, with any such transfer to be made no later than 11:30 a.m. (Toronto time) on the date of such payment. The delivery of such cheques or electronic transfer of funds shall satisfy and discharge the liability for interest on such Debentures to the extent of the sums represented thereby (plus the amount of any tax deducted or withheld as aforesaid) unless, in the case of a cheque, such cheque shall not be paid on presentation.
The Company upon maturity of the Debentures shall deliver or cause to be delivered by prepaid mail, by courier or by an employee of the Company to the registered holders thereof cheques for such principal amount due, payable to the order of the registered holders thereof and negotiable on the date of the maturity of the Debentures. The Company may, at its option, cause the amount of any such interest or principal payment to be paid to the registered holders of Debentures by way of electronic transfer of funds, with such transfer to be made no later than 11:30 a.m. (Toronto time) on the date of such payment.
At its option, the Company may redeem the Debentures at any time and from time to time, in whole or in part, upon not more than 60 days and not less than 30 days prior notice, at the higher of the Canada Yield Price (as defined below) and par, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the Debentures may be redeemed in accordance with Section 4.2 of the Indenture.
For purposes of the foregoing redemption provisions, the following terms are defined as follows:
“Canada Yield Price” shall mean a price equal to the price of the Debentures calculated to provide a yield to maturity, compounded semi-annually, equal to the Government of Canada Yield plus 0.25% on the Business Day preceding the day notice of redemption is given.
“Government of Canada Yieid” on any date for the Debentures shall mean the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada bond would carry if issued in dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity (calculated from the redemption date) of the Debentures. The Government of Canada Yield will be the arithmetic average of the percentage yield provided by two specified Canadian investment dealers selected by the Company.
The Debentures and the certificate of the Trustee endorsed thereon shall be substantially in the form set forth in Schedule A hereto and shall bear such distinguishing letters and numbers as the Company and the Trustee may approve.
1.3 Form, Transfer and Issuance of a Global Debenture
(a)	Form: Except as provided for in Section 1.6, the Debentures shall be issued in the form of one global Debenture substantially in the form of Schedule A hereto (the “Global Debenture”). The Global Debenture will be issued in the name of and deposited by the Trustee with, or on behalf of, The Canadian Depository for Securities Limited (“CDS”) or a successor (collectively, the “Depository”) as custodian of the Global Debenture and registered by the Trustee in the name of the Depository or its nominee. No purchaser of Debentures represented by the Global Debenture will be entitled to a certificate or other instrument from the Company or the Depository evidencing that purchaser’s ownership thereof except in the circumstances where: (i) the Depository resigns or is removed from its responsibilities as depository and the Company is unable or does not wish to locate a qualified successor: or (ii) the Company determines that it wishes definitive Debentures to replace the Global Debenture; or (iii) if required by applicable law. Beneficial interests in the Global Debenture, constituting ownership of the Debentures, will be represented only through the Book-Based System. “Book-Based System” means the record entry securities transfer and pledge system known, as of the date hereof, by such name, which is administered by CDS in accordance with the operating rules and procedures of the Securities Settlement Service of CDS enforced from time to time, or any successor system which CDS may offer from time to time.

(b)	Issuance: The Global Debenture shall be signed by any authorized signatory of the Company holding office at the time of signing and empowered to sign the Global Debenture on behalf of the Company and delivered to the Trustee. Upon receipt thereof by the Trustee, the Global Debenture shall be certified, in accordance with Section 1.7, by the Trustee and delivered to CDS pursuant to a Written Order of the Company, without the Trustee receiving consideration therefor.

(c)	Transfer: Transfers of Debentures between CDS Participants shall occur in accordance with the Depository’s rules and procedures. “CDS Participant” means a broker, dealer, bank, other financial institution or other person who, directly or indirectly, from time to time effects book-based transfers with CDS and pledges of securities deposited with CDS.
1.4 Dealings with and by the Depository
All references herein to actions by, or notices given or payments made to, Debentureholders shall, where such Debentures are held through the Depository, refer to actions taken by, or notices given or payments made to, the Depository upon instructions from the CDS Participants in accordance with the Depository’s rules and procedures. For the purpose of any provision of this First Supplemental Trust Indenture requiring or permitting actions with the consent of or at the direction of the Debentureholders evidencing a specified percentage of the aggregate unpaid principal amount of Debentures outstanding, such direction or consent may be given by Debentureholders acting through the Depository and the CDS Participants owning Debentures evidencing the requisite percentage of the principal amount of Debentures. The rights of a Debentureholder shall be exercised only through the Depository and the CDS Participants and shall be limited to those established by law and agreements between such Debentureholder and the Depository and/or the CDS Participants or upon instructions from the CDS Participants. Each of the Company and the Trustee may deal with the Depository for all purposes (including the making of payments) as the authorized representative of the respective Debentureholders and such dealings with the Depository shall constitute satisfaction or performance, as applicable, of its respective obligations hereunder.
In the event of a vote by registered Debentureholders pursuant to the Indenture when the Debentures are held through the Depository, the Depository shall vote such Debentures upon instructions from the CDS Participants in accordance with the Depository’s rules and procedures, and if such vote requires the approval of a specified percentage of the aggregate unpaid principal amount of Debentures outstanding, the approval of CDS Participants owning Debentures evidencing the requisite percentage of the principal amount of Debentures shall be sufficient.
1.5 Notices to the Depository
For so long as the Debentures are held through the Depository, if any notice or other communication is required to be given to Debentureholders, the Trustee and the Company shall give all such notices and communications through the Depository, which shall be in accordance with applicable law and regulation.
1.6 Form and Issuance of Definitive Debenture Certificates
(a)	Form: If: (i) the Depository resigns or is removed from its responsibilities as depository and the Company is unable or does not wish to locate a qualified successor; or (ii) the Company determines that it wishes definitive Debentures to replace the Global Debenture and notifies the Depository to such effect, the Depository shall surrender the Global Debenture to the Trustee with instructions from the Depository for re-registration of each Debenture in the name and as to the principal amount specified by the Depository, and the Company shall issue and the Trustee shall certify and deliver the aggregate unpaid principal amount of the Debentures then outstanding in the form of definitive Debenture certificates (the “Definitive Debentures”) representing such Debentures.

(b)	The Definitive Debentures shall be issued as fully-registered Debentures in denominations of $1,000 and integral multiples thereof. Each Definitive Debenture and the certificate of the Trustee in respect thereof endorsed thereon shall be substantially in the form set forth in Schedule A annexed hereto in respect of the Global Debenture with such changes, additions and deletions as are necessary. The Definitive Debentures may be typed, engraved, printed or lithographed, or partly in one form and partly in another, as the Company may determine. The Definitive Debentures shall be signed (either manually or by facsimile signature) by any authorized signatory of the Company holding office at the time of signing and empowered to sign such Definitive Debentures on behalf of the Company. A facsimile signature upon any of the Definitive Debentures shall for all purposes of this First Supplemental Trust Indenture be deemed to be the signature of the person whose signature it purports to be and to have been signed at the time such facsimile signature is reproduced and, notwithstanding that any person whose signature, either manual or in facsimile, appears on the Definitive Debentures is not at the date of this First Supplemental Trust Indenture or at the date of the Definitive Debentures or at the date of the certification and delivery thereof an officer of the Company, such Definitive Debentures shall be valid and binding upon the Company and entitled to the benefits of this First Supplemental Trust Indenture.
(c)	Issuance: The Definitive Debentures shall forthwith upon their issue, having been authorized and executed by the Company, be delivered to the Trustee. Upon receipt thereof by the Trustee, the Definitive Debentures shall be certified by the Trustee and delivered to or to the order of the Company pursuant to a Written Order of the Company, without the Trustee receiving consideration therefor.

(d)	Transfer: Transfers of Definitive Debentures shall be governed by the provisions of Article 3 of the Indenture.
1.7 Certification
No Debenture shall be issued or, if issued, shall be obligatory or shall entitle the Debentureholder to the benefits of this First Supplemental Trust Indenture until it has been certified by or on behalf of the Trustee. Such certificate on any Debenture shall be conclusive evidence as against the Company that such Debenture is duly issued and is a valid obligation of the Company and that the holder is entitled to the benefits hereof.
The certificate of the Trustee signed on the Debentures shall not be construed as a representation or warranty by the Trustee as to the validity of this First Supplemental Trust Indenture or of the Debentures or their issuance and the Trustee shall in no respect be liable or answerable for the use made of said Debentures or either of them or the proceeds thereof. The certificate of the Trustee signed on the said Debentures shall, however, be a representation and warranty by the Trustee that said Debentures have been duly certified by or on behalf of the Trustee pursuant to the provisions of this First Supplemental Trust Indenture.
1.8 Rank
The Debentures are direct unsecured obligations of the Corporation and rank equally and rateably among themselves and with all other present and future unsecured and unsubordinated indebtedness of the Corporation, subject to exceptions prescribed by statute.
ARTICLE 2: MISCELLANEOUS
2.1 Interpretation
This First Supplemental Trust Indenture is supplemental to the Indenture and shall be read in conjunction therewith. Except only insofar as the Indenture may be inconsistent with the express provisions of this First Supplemental Trust Indenture in which case the terms of this First Supplemental Trust Indenture shall govern and supersede those contained in the Indenture only to the extent of such inconsistency, this First Supplemental Trust Indenture shall henceforth have effect so far as practicable as if all the provisions of the Indenture and this First Supplemental Trust Indenture were contained in one instrument. The terms and expressions used in this First Supplemental Trust Indenture which are defined in the Indenture shall, except as otherwise provided herein, have the respective meanings ascribed to them in the indenture. Unless otherwise stated, any reference in this First Supplemental Trust Indenture to an Article, Section or Schedule shall be interpreted as a reference to the stated Article or Section of, or Schedule to, this First Supplemental Trust Indenture.

2.2 Acceptance of Trust by Trustee
The Trustee hereby accepts the trusts in this First Supplemental Trust Indenture declared and created and agrees to perform the same upon the terms and conditions herein before set out but subject to the provisions of the Indenture.
2.3 Governing Law
This First Supplemental Trust Indenture shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein and shall be treated in all respects as a Saskatchewan contract.
2.4 Counterparts
This First Supplemental Trust Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute the one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of July 12, 1999.
2.5 Schedule
The schedule to this First Supplemental Trust Indenture shall be deemed to be incorporated herein and to form part hereof.
IN WITNESS WHEREOF the parties hereto have executed this Indenture under the hands of their proper officers duly authorized in that behalf.

CAMECO CORPORATION

Per:	“Bernard Michel”

Bernard M. Michel, Chair,
President and Chief Executive Officer

Per:	“D.M. Petroff”

David M. Petroff Senior
Vice-President Finance and Administration
and Chief Financial Officer

CIBC MELLON TRUST COMPANY

Per:	“G. Gherasim”

Per:	“J. Sheffield”

SCHEDULE A
To the annexed First Supplemental Trust Indenture dated as of July 12, 1999 between Cameco Corporation and CIBC Mellon Trust Company, as trustee.
Form of Global Debenture

No. 000001	$100,000,000, Canadian
CUSIPNo. 1332IL AA 6
CAMECO CORPORATION
(Incorporated under the laws of Canada)
6.90% DEBENTURE DUE JULY 12, 2006
Cameco Corporation (the “Company”) for value received acknowledges itself indebted and hereby promises to pay or cause to be paid to the registered holder hereof on July 12, 2006, or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture (as defined below) on presentation and surrender of this Debenture as provided in the Indenture, the sum of One Hundred Million Dollars, ($100,000,000.00,) in lawful money of Canada and to pay or cause to be paid to CDS & Co. interest (“Interest”) on the principal amount hereof at the rate of 6.90% per annum calculated and payable semi-annually in arrears (after as well as before maturity and after as well as before default with interest on overdue interest at the said rate) on January 12 and July 12 in each year (each an “Interest Payment Date”), commencing January 12, 2000, and interest for the period from the date hereof to January 12, 2000 will be $34.50 for each $1,000 principal amount of Debentures. The record date for the payment of Interest shall be the close of business on the tenth Business Day preceding the relevant Interest Payment Date. Subject to the foregoing, the Company, at least two Business Days prior to an Interest Payment Date, shall deliver or cause to be delivered by prepaid mail, by courier or by an employee of the Company to the registered holder hereof, a post-dated cheque for interest due hereon (less any tax required by law to be deducted or withheld) payable to the order of the registered holder hereof and negotiable on the Interest Payment Date. The Company may, at its option, cause the amount of such interest to be paid to the registered holder hereof by way of electronic transfer of funds, with any such transfer to be made no later than 11:30 a.m. (Toronto time) on the date of such payment. The delivery of such cheque or electronic transfer of funds shall satisfy and discharge the liability for interest hereon to the extent of the sums represented thereby (plus the amount of any tax deducted or withheld as aforesaid) unless, in the case of a cheque, such cheque shall not be paid on presentation.
The Company upon maturity of the Debentures shall deliver or cause to be delivered by prepaid mail, by courier or by an employee of the Company to the registered holder hereof a cheque for such principal amount due, payable to the order of the registered holder hereof and negotiable on the date of the maturity of the Debentures. The Company may, at its option, cause the amount of any such interest or principal payment to be paid to the registered holder hereof by way of electronic transfer of funds, with such transfer to be made no later than 11:30 a.m. (Toronto time) on the date of such payment.
This Global Debenture certificate represents $ 100,000,000 principal amount of the Debentures designated as “6.90% Debentures, Series A due July 12, 2006” issued under a trust indenture (which indenture, together with all instruments supplemental or ancillary thereto, including the First Supplemental Indenture made as of July 12, 1999 between the Company and the Trustee, is herein referred to as the “Indenture”) dated as of July 12, 1999, and made between the Company and CIBC Mellon Trust Company (the “Trustee”), as trustee. Reference is hereby expressly made to the Indenture for a statement and description of the terms and conditions upon which the Debentures are issued or may be issued and held, and the rights and remedies of the holders of the Debentures and of the Company and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which the holder hereof by acceptance hereof assents.
The Debentures are direct unsecured obligations of the Company and rank equally and rateably among themselves and with all other present and future unsecured and unsubordinated indebtedness of the Company, subject to exceptions prescribed by statute.
The Debentures have the benefit of certain covenants the terms of which are set out in the Indenture.
The Company shall be entitled to purchase Debentures in the open market or by tender or private contract at any price as provided in the Indenture. Debentures purchased by the Company will be cancelled and may not be reissued.
At its option, the Company may redeem the Debentures at any time and from time to time, in whole or in part, upon not more than 60 days and not less than 30 days prior notice, at the higher of the Canada Yield Price (as defined in the Indenture) and par, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the Debentures may be redeemed in accordance with section 4.2 of the Indenture.
In case an Event of Default, as defined in the Indenture, has occurred, the principal of, and interest on, all Debentures then outstanding under the Indenture may be declared due and payable upon the conditions and in the manner and with the effect provided in the Indenture.
The Indenture contains provisions for the holding of meetings of the holders of the Debentures and rendering resolutions passed at such meetings and instruments in writing signed by the holders of a specified percentage of the principal amount of the Debentures outstanding are binding upon all holders of the Debentures.
This Debenture may only be transferred upon compliance with the conditions prescribed in the Indenture on the register to be kept at the office of the Trustee in the City of Winnipeg and at such other place or places, if any, and/or by such other registrar or registrars, if any, as the Company with the approval of the Trustee may designate, by the registered holder hereof or his executors or administrators or other legal representatives or his or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe, and such transfer shall be duly noted hereon by the Trustee or other registrar.
The Debentures will become void unless presented for payment within a period of twenty years from the relevant date therefor.
Any capitalized terms not defined in this Debenture shall have the meanings ascribed thereto in the Indenture except that “Debentures” shall have meaning set forth in the First Supplemental Trust Indenture thereto.
The Indenture is and this Debenture shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.
This Debenture shall not become obligatory for any purpose until this Debenture shall have been certified by or on behalf of the Trustee for the time being under the Indenture.
IN WITNESS WHEREOF this Debenture has been duly executed and the corporate seal of the Company affixed hereto.

DATED as of July 12, 1999.

CAMECO CORPORATION

Per:		Per:

	Bernard M. Michel, Chair,		Gary M.S. Chad, Senior General

President and Chief Executive Officer	Counsel and Corporate Secretary
Form of Trustee’s Certificate
This Global Debenture represents the $100,000,000 of 6.90% Debentures due July 12, 2006 referred to in the Indenture within mentioned.

CIBC MELLON TRUST COMPANY,
Trustee

By:

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other Registrar)

Date of Registration	In Whose Name Registered	Trustee or Registrar
July 12, 1999	CDS & Co.